EXHIBIT 10.36

EMPLOYMENT AGREEMENT

AGREEMENT dated as of January 4, 2007 between ACCESS Pharmaceuticals, Inc., a Delaware corporation located at 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207-2107, (the "Company"), and Stephen Seiler, an individual residing at 38 Devon Road, Newton, MA 02459 ("Executive").

WITNESSETH:

WHEREAS, the Company desires that Executive serve as the Company's President and Chief Executive Officer;

WHEREAS, in order to induce Executive to agree to serve in such capacity, the Company hereby offers Executive certain compensation and benefits of employment, as described herein; and

WHEREAS, Executive is willing to serve in this position on the terms and conditions hereinafter set forth.

NOW, THEREFORE, on condition of the premises and of the mutual covenants contained herein, the Company and Executive hereby agree as follows:

1.  Employment

(a) Duties. The Company agrees to employ Executive, and Executive hereby agrees to be employed, upon the terms and conditions hereinafter set forth. During the Term (as defined in Section 2 hereof), Executive shall serve as the President and Chief Executive Officer of the Company. Executive shall report to the Board of Directors of the Company (the "Board"), rendering the services and performing the duties prescribed by the Board and consistent with Executive's role as President and Chief Executive Officer of the Company. As soon as reasonably practicable after the date hereof, the Company shall appoint Executive to the Board and for so long as Executive is employed as the Chief Executive Officer of the Company hereunder the Company shall nominate Executive as a member of the Board in the Company's proxy materials relating to its annual stockholder meetings. Executive agrees, while employed hereunder, to perform his duties faithfully and to the best of his ability. Executive shall be based in Newton, MA. Notwithstanding the foregoing, upon request of the Company Executive will work at the Company's offices in Dallas, Texas for approximately five (5) business days per month.

(b) Other Board Positions. The Company hereby agrees that Executive may serve as a member of the board of directors of such other companies as the Board shall approve in advance, which approval shall not be unreasonably withheld.

2.  Term

The employment of Executive hereunder shall begin on the date hereof and shall continue in full force and effect for a period of one (1) year, and thereafter shall be automatically renewed for successive one-year periods (a) unless the Company gives Executive written notice of termination within six (6) months prior to the end of any such period or (b) until the occurrence of a Termination Date, as defined in Section 5 hereof (the "Term").

3.  Compensation

3.1.  As compensation for Executive's services during the Term, the Company shall pay Executive an annual base salary at the rate of $350,000, payable in accordance with the Company's customary payroll practices for executives in effect from time to time. Prior to the end of each year during the Term, the Compensation Committee of the Company shall undertake an evaluation of the services of Executive during the year then ended in accordance with the Company's compensation program then in effect. The Company shall consider the performance of Executive, his contribution to the success of the Company and entities under common control with the Company (collectively, "Affiliates") and other factors, and shall fix an annual base salary to be paid to Executive during the ensuring year (which shall in no event be less than Executive's annual base salary then in effect, adjusted regularly to reflect increases in the cost of living and comparable compensation for like positions).

3.2.  Executive shall participate in the Company's incentive compensation programs in accordance with the following subparagraphs (a), (b) and (c):

(a)  Incentive Plan. Executive shall be covered by the cash bonus plan maintained from time to time by the Company and during each year of the Term shall be afforded the opportunity thereunder to receive a target award of up to 50% of Executive's annual base salary then in effect to be awarded upon the achievement of reasonable performance goals established by the Board within sixty (60) days of the beginning of such year, which bonus, if any, shall be payable in accordance with the cash bonus plan but in no event later than one hundred twenty (120) days of the end of such year.

(b)  Equity. Upon commencement of employment, Executive shall be granted an option (the "Option") to purchase 500,000 shares of the Company's common stock. The exercise price of the Option shall be equal to the fair market value of the Company's common stock on the date of grant, which the Company has determined to be the closing price of the Company's common stock as of January 3, 2007 ($2.90), which is the last trading day preceding the date of grant. The Option shall vest 25% on the one year anniversary of the date hereof and monthly thereafter over a period of 36 months, and otherwise shall be subject to the terms of option agreements which shall provide (i) that the Option shall be comprised of (A) an incentive stock option for the number of shares of the Company's common stock available for issuance under the Company's 2005 Equity Incentive Plan as of the date hereof (after giving effect to the issuance by the Company on the date hereof of options to purchase shares of the Company's common stock to Dr. Rosemary Mazanet and David Luci) and (B) a non-statutory stock option for the balance of the shares issuable upon exercise of the Option, (ii) for cashless exercise and (iii) for acceleration of the Option upon or following the occurrence of a Change of Control (as defined in Section 5.3.1 hereof), in accordance with Section 5.3.2 hereof, and shall contain such other terms as are customary for options granted by the Company.

(c)  Stock Option Plan. Executive shall be entitled to participate in the Company's stock option plan in effect from time to time. In accordance with this plan the Board may from time to time, but without any obligation to do so, grant additional stock options to Executive upon such terms and conditions as the Board shall determine in its sole discretion. If the Company no longer has a class of stock publicly-traded by reason of a Change of Control, the Company's obligation under this Section 3.2 shall be satisfied through options granted by the issuer with public stock then in control of the Company.

3.3.  If Executive is prevented by disability, for a period of six consecutive months, from continuing fully to perform his obligations hereunder, Executive shall perform his obligations hereunder to the extent he is able and after six months the Company may reduce his annual base salary to reflect the extent of the disability, provided that in no event may such salary, when added to payments received by Executive under any disability or qualified retirement or pension plan to which the Company or an Affiliate contributes or has contributed, be less than $210,000 If Executive claims disability, Executive agrees to submit to a physical examination at any reasonable time or times by a qualified physician designated by the Board and reasonably acceptable to Executive. . If there should be a dispute about Executive's disability, disability shall be determined by such physician, who shall have examined Executive. Notwithstanding any provision in this Section 3.3, the Company shall not be obligated to make any payment to Executive on account of disability after the termination of this Agreement.

4.  Executive Benefits
Executive shall be entitled to participate in all "employee pension benefit plans," all "employee welfare benefit plans" (each as defined in the Employee Retirement Income Security Act of 1974) and all pay practices and other compensation arrangements maintained by the Company, on a basis at least as advantageous to Executive as the basis on which other executive employees of the Company are eligible to participate. Notwithstanding the foregoing, Executive may elect to participate in any similar plans not maintained by the Company in which he participates as of the date hereof, and, subject to the terms set forth herein, the Company shall reimburse Executive for his expenses incurred in connection therewith up to an amount not to exceed the amount the Company would have reimbursed Executive hereunder if Executive had participated in any such plan of the Company. Executive shall, during the Term, continue to be provided with such benefits at a level at least equivalent to the initial benefits provided or to be provided hereunder. Without limiting the generality of the foregoing, Executive shall be entitled to the following employee benefits (collectively, with the other benefits contemplated by this Section 4, the "Benefits"):

4.1.  Medical Insurance. Executive and Executive's dependents shall be covered by medical insurance, with only such contribution by Executive toward the cost of such insurance as may be required from time to time from other executive officers of the Company.

4.2.  Life Insurance. Executive shall be entitled to group term life insurance coverage of $350,000, all premiums being paid by the Company.

4.3.  Long Term Disability Insurance. The Company shall maintain in effect long-term disability insurance providing Executive in the event of his disability (as determined in accordance with Section 3.3 hereof) with compensation annually equal to at least $210,000.

4.4.  Vacation. Executive shall be entitled to legal holidays and to annual paid vacation aggregating four (4) weeks during any calendar year.

4.5.  Expenses. The Company shall reimburse Executive from time to time for the reasonable expenses incurred by Executive in connection with the performance of his obligations hereunder, including, without limitation, expenses incurred in connection with maintaining an office in Newton, MA and travel expenses incurred in connection with Executive's travel between Newton, MA and the Company's offices in Dallas, TX as set forth herein.

4.6.  D&O Insurance. The Company shall maintain directors and officers liability insurance applicable to Executive in amounts established by the Board.

Notwithstanding the foregoing, the Company may from time to time change or substitute a plan or a program under which one or more of the Benefits are provided to Executive, provided that the Company first obtains the written consent of Executive, which Executive agrees not unreasonably to withhold, taking into account his personal situation.

5.  Termination Date; Consequences for Compensation and Benefits

5.1.  Definition of Termination Date. The first to occur of the following events shall be the Termination Date:

5.1.1.  The date on which Executive becomes entitled to receive long-term disability payment from the insurer by reason of disability under Section 3.3 hereof and is terminated by the Company.

5.1.2.	The date of Executive's death.
5.1.3.	The date of Executive's voluntary resignation after one of the following events shall have occurred, which event shall be specified to the Company by Executive at the time of resignation ("Resignation for Reason"): (a) a change be specified to the Company by Executive at the time of resignation ("Resignation for Reason"): (a) a change in Executive's title, (b) a material reduction (on a cumulative basis) in the responsibility, authority, power or duty of Executive or (c) a material breach by the Company of any provision of this Agreement, which breach continues for 30 days following notice by Executive to the Company setting forth the nature of the breach.
5.1.4.  The date of Executive's voluntary resignation not accompanied by a notice of reason described in Section 5.1.3 hereof.
5.1.5.  The date of the Company's discharge of Executive after one of the following events shall have occurred ("Discharge for Cause"):
(a)  a felonious act (other than a motor vehicle violation) committed by Executive during his employment hereunder;

(b)  any act or omission on the part of Executive not requested or approved by the Company constituting willful malfeasance in the performance of his duties hereunder that materially adversely affects the Company;

(c)  conviction of Executive or the entry of a plea of guilt or nolo contendere by Executive to any crime involving moral turpitude; or

(d)  any material breach of any term of this Agreement by Executive which is not cured within 30 days after written notice from the Chairman of the Board to Executive setting forth the nature of the breach.

For purposes of this Section 5.1.5, no act or failure to act on Executive's part shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been Discharged for Cause unless and until there shall have been delivered to Executive a copy of a Notice of Termination (as defined below) from the Chairman of the Board identifying the conduct set forth in clauses (a), (b), (c) or (d) above of this Section 5.1.5 for which termination is made and specifying the particulars thereof in detail.

5.1.6.  The date of the Company's discharge of Executive not accompanied by a notice of Discharge for Cause described in Section 5.1.5 hereof.

5.1.7. For purposes of this Agreement "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Each Notice of Termination shall be delivered at least sixty (60) days prior to the effective date of termination.

5.2.  Consequences for Compensation and Benefits. Upon occurrence of the Termination Date, the Company shall pay to Executive (a) compensation through the Termination Date and (b) all Benefits accrued through the Termination Date, payable in accordance with the respective terms of the plans, practices and arrangements under which the Benefits were accrued.

5.3.  Change of Control. Upon the occurrence of a Change of Control, this Agreement may be terminated by Executive upon the occurrence thereafter of any of the following events;

(a) Within (1) year after a Change of Control, the Executive resigns for Reason. For purposes of this Section “Reason” shall mean (i) significant adverse change in the nature or scope of Executive's authorities, powers, functions, responsibilities or duties as a result of the Change of Control, a reduction in the aggregate of Executive's then current annual base salary and incentive compensation received from the Company, or termination of Executive's rights to any Benefit to which he was entitled immediately prior to the Change of Control or a reduction in scope or value thereof without the prior written consent of Executive; or

                (ii) The Company shall require Executive to have as his principal location of work any location which is in excess of 50 miles from Newton, MA.

(b) Subsequent to a Change of Control, the failure by the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 11.5 hereof or otherwise; or

(c) Subsequent to a Change of Control, any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirement of Section 5.1.5 hereof.

5.3.1.  A Change of Control shall occur upon the first to occur of the date when (a) a person or group "beneficially owns" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in the aggregate 50% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of the directors of the Company (other than in connection with (i) the conversion of convertible securities outstanding as of the date hereof or the exercise of stock options or warrants outstanding as of the date hereof or (ii) a financing of the Company in which currently convertible securities outstanding as of the date hereof are converted or repaid or redeemed or (iii) any transaction whereby SCO Capital ot its affiliates controls or continues to control the Company), (b) there occurs a merger, consolidation or reorganization of the Company or a transfer of all or a significant portion of the Company's business and/or assets (by liquidation, merger, consolidation, reorganization or otherwise) (other than any such transaction in which the holders of capital stock of the Company entitled to vote generally in the election of the directors of the Company immediately prior to such transaction hold more than fifty percent (50%) of such capital stock or equity interests of the surviving corporation or the surviving entity, as the case may be, or the acquiring entity in the case of an asset transfer immediately after such transaction) or (c) there occurs a change in the composition of the Board pursuant to which a majority of the members of the Board serving as directors as of the date hereof (or successors elected or nominated by such members) no longer serve as directors of the Company.

5.3.2.  If (a) a Change of Control shall have occurred and (b) Executive terminates this Agreement under this Section 5.3 within one (1) year after such Change of Control, (i) Executive will be entitled to receive, within sixty (60) days after the Termination Date, an amount equal to Executive's annual base salary in effect at the Termination Date, (ii) all stock options held by Executive shall become immediately exercisable and shall remain exercisable for ninety (90) days after the Termination Date and (iii) the Company shall continue the health coverage contemplated by Section 4.1 hereof for a period of one (1) year thereafter. Notwithstanding the foregoing, the Company shall have no obligation under this Section 5.3.2 if such termination occurs after the occurrence of a Change of Control after giving effect to which Executive is the chief executive officer of the surviving entity (whether or not such entity is the Company), provided that nothing herein shall obligate Executive to serve as such chief executive officer.

5.4.  Liquidated Damages; No Duty to Mitigate Damages. The amounts payable pursuant to Sections 5.2 and 5.3 hereof shall be deemed liquidated damages for the early termination of this Agreement and shall be paid to Executive regardless of any income Executive may receive from any other employer, and Executive shall have no duty of any kind to seek employment from any other employer during the balance of the severance period.

5.5.  Section 409A Treatment. If any payment, compensation or other benefits provided to Executive in connection with employment termination is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the "New Payment Date"). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on the New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms herein.

6.  Indemnification

The Company shall indemnify Executive and hold him harmless from and against all loss, cost, liability and expense (including reasonable attorney's fees) arising from Executive's service to the Company or any Affiliates, whether as officer, director, employee fiduciary of any employee benefit plan or otherwise, in accordance with the Company's certificate of incorporation and bylaws, as in effect from time to time.

7.  Agreement Not to Compete

In consideration of Executive's employment by the Company in accordance with the terms herein, Executive shall not, without the express written approval of the Company, engage in a "Competitive Business" (as defined below), directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its Affiliates is engaged in business during Executive's employment and a period of one (1) year following the termination of Executive's employment with the Company. As used herein, "Competitive Business" shall mean a commercial, for profit entity that discovers, develops and commercializes (i) products based on polymers and/or nanoparticles for cancer treatment, mucositis and/or receptor-mediated oral drug delivery or (ii) platinum pharmaceuticals in the same geographic areas that the Company or any of its subsidiaries or Affiliates does.

8.  Agreement Not to Solicit

For one (1) year following any Termination Date, regardless of the reason, Executive shall not solicit any employee of the Company or an Affiliate to leave such employment and to provide service to Executive or any business entity by which Executive is employed or in which Executive has a material financial interest, provided that nothing herein shall prohibit the employment of any person by means of general advertisements of employment not specifically directed towards such person. Soliciting a former employee of the Company and/or its Affiliates to provide such services shall not be a violation of this Agreement.

9.  Confidential Information

Executive shall sign, and shall be subject to the terms and conditions set forth in, the Company's customary Confidential Disclosure and Limited Use Agreement.

10.  Arbitration

Any dispute or differences concerning any provision of this Agreement which cannot be settled by mutual accord between the parties shall be settled by arbitration in Boston, MA in accordance with the rules then in effect of the American Arbitration Association, except as otherwise provided herein. The dispute or difference shall be referred to a single arbitrator mutually selected by the Company and Executive, which arbitrator shall have not less than five (5) year's experience in dealing with the subject matter of the dispute or differences to be arbitrated, provided that if the Company and Executive cannot mutually select such arbitrator within thirty (30) days of the dispute or difference, the Company and Executive shall each select an arbitrator and the two arbitrators shall select the single arbitrator to whom the dispute or difference shall be referred. If either party shall refuse or neglect to select an arbitrator within 30 days after the other party shall have selected an arbitrator and shall have served written notice upon the first mentioned party requiring such party to make such selection, then the arbitrator selected by the first party shall, at the request of the party selecting him, proceed to hear and determine the matters in difference as if he were a single arbitrator appointed by both parties for the purpose, and the award or determination which shall be made by the arbitrator shall be final and binding upon the parties hereto. Any award maybe enforced in any court of competent jurisdiction. The expenses of any such arbitration shall be paid by the non-prevailing party, as determined by the final order of the arbitrator.

11.  Miscellaneous
11.1.  Notices.
All notices in connection with this Agreement shall be in writing and sent by postage prepaid first class mail, courier, or telefax, and if relating to default or termination, by certified mail, return receipt requested, addressed to each party at the address indicated below:

If to the Company:

Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207
Attn: Chairman of the Board

Copy to:

John J. Concannon III, Esq.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110

If to Executive:

Stephen Seiler
38 Devon Road
   Newton, MA 02459

Copy to:

David E. Redlick Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109

Or to such other address as the addressee shall last have designated by notice to the communicating party. The date of giving of any notice shall be the date of actual receipt.

11.2.  Governing Law. This Agreement shall be deemed a contract made and performed in the Commonwealth of Massachusetts, and shall be governed by the internal and substantive laws of the Commonwealth of Massachusetts.

11.3.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or in the interpretation in any other jurisdiction; however, such provision shall be deemed amended to conform to applicable laws and to accomplish the intentions of the parties.

11.4.  Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment, or waiver is sought. No waiver by any party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

11.5.  Successors and Assigns.

11.5.1.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment upon or following the Change of Control. As used in Section this 11.5.1, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers this Agreement provided for in this Section 11.5.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

11.5.2.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his rights or delegate any of his duties without the prior written consent of the Company.

11.6.  Assignability. Neither this Agreement nor any benefits payable to Executive hereunder shall be assigned, pledged, anticipated, or otherwise alienated by Executive, or subject to attachment or other legal process by any creditor of Executive, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to Executive hereunder shall be paid only to Executive or his estate.

11.7.  No Conflict. By Executive's acceptance of this offer of employment, Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his acceptance of this offer of employment and employment by the Company does not and shall not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

[signature page follows]

IN WITNESSES WHEREOF, the Company, by its officer hereunto duly authorized, and Executive have signed and sealed this Agreement as of the date first written above.

EXECUTIVE:		COMPANY:

By:	/s/ Stephen Seiler	By:	/s/ Jeffrey B. Davis
	Stephen Seiler		Name: Jeffrey B. Davis
Title: Chairman of the Board